Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Charles N. Funk	Katie A. Lorenson	Steven Carr
President & CEO	Sr.VP & CFO	Dresner Corporate Services
319.356.5800	763.545.9005	312.726.3600

MIDWESTONE FINANCIAL GROUP, INC.
REPORTS FOURTH QUARTER AND YEAR 2016 FINANCIAL RESULTS AND DIVIDEND INCREASE
Iowa City, Iowa, January 26, 2017 - MidWestOne Financial Group, Inc. (NASDAQ - MOFG) today reported its financial results for the three months and year ended December 31, 2016. Net income for the fourth quarter of 2016 totaled $3.9 million, compared with $8.2 million for the same period last year. Both basic and diluted earnings per share were $0.34 for the fourth quarter of 2016, compared with $0.72 per share for the fourth quarter of 2015.
Earnings comparisons between the fourth quarter of 2016 and the same period in 2015 are highlighted by the following:

•	an increase of $3.2 million, or 218.26%, in the provision for loan losses;

•
a $1.8 million, or 6.8%, decrease in net interest income, due primarily to a $1.1 million, or 3.9%, decrease in interest income which included a $0.6 million decrease to merger-related loan discount accretion to $0.7 million; and

•	a $0.9 million, or 13.8%, decrease in noninterest income, driven by a decrease in other gains of $1.1 million; partially offset by

•	a decrease of $0.7 million, or 3.2%, in noninterest expense, due primarily to a $0.8 million decrease in salaries and employee benefits expense
“During the fourth quarter we dealt with three loans that had shown gradual deterioration as 2016 progressed, but experienced an impairment triggering event in the fourth quarter of 2016, and two loans that had unexpected credit deterioration, during the quarter,” stated President and Chief Executive Officer, Charles N. Funk. “We addressed the situation by increasing the loan loss provision in the fourth quarter. As 2017 begins, we have put 2016 behind us and look forward to better financial results in the new year.”
Net income for the year ended December 31, 2016 was $20.4 million, a decrease of $4.7 million, or 18.8%, compared to $25.1 million of net income for the same period in 2015, with diluted earnings per share of $1.78 and $2.42 for the comparative twelve month periods, respectively. The decrease in net income was due primarily to increased salaries and employee benefits expense in 2016, reflecting the increased number of employees of the Company after the holding company merger and $1.7 million of merger-related stay bonuses and severance expenses. The year 2016 results reflect a full year of operations after the merger with Central Bancshares, while the year 2015 included only eight months of post-merger operations. The income for the year ended December 31, 2016 reflects higher noninterest expense partially offset by increased net interest income and increased noninterest income. After excluding the effects of $4.6 million ($2.9 million after tax) of expenses related to the merger with Central Bank, adjusted diluted earnings per share for the year ended December 31, 2016, were $2.03, compared to $2.70, after excluding $3.5 million ($3.0 million after tax) of expenses related to the merger with Central Bancshares, Inc., for the same period last year.
Results of Operations
Net interest income of $24.5 million for the fourth quarter of 2016 decreased $1.8 million, or 6.8%, from $26.3 million for the fourth quarter of 2015, primarily due to a decrease of $1.1 million, or 3.9%, in interest income. A decrease in the merger-related discount accretion to $0.7 million for the fourth quarter of 2016 compared to $1.3 million for the fourth quarter of 2015, partially offset by an increase in average loan balances, resulted in loan interest income declining $1.5 million, or 5.9%, to $24.1 million for the fourth quarter of 2016 compared to the fourth quarter of 2015. Income from investment securities was $3.8 million for the fourth quarter of 2016, up from $3.4 million for the fourth quarter of 2015, which resulted from an increase of $72.4 million in the average balance, partially offset by a decrease of 6 basis points in the yield of investment securities between the two comparable periods. Interest expense increased $0.7 million, or 24.6%, to $3.4 million for the fourth quarter of 2016, compared to $2.7 million for the same period in 2015, primarily due to an increase in the cost of interest-bearing deposits of 11 basis points on an increased average balances of $45.8 million between the fourth quarter of 2016 and the same period in 2015. The merger-related amortization of the purchase accounting premium on certificates of deposit, which acts to reduce interest expense, declined from $0.5 million for the fourth quarter of 2015, compared to $0.1 million for the same period of 2016. Additionally, both the average balance and rate of Federal Home Loan Bank (“FHLB”) borrowings increased, resulting in $0.1 million of additional expense between the comparable periods.
Net interest income for the year ended December 31, 2016, was $99.6 million, up $9.5 million, or 10.6%, from $90.1 million for the year ended December 31, 2015, primarily due to an increase of $11.6 million, or 11.5%, in interest income. Loan interest income increased $11.6 million, or 13.4%, to $98.2 million for the year 2016 compared to the year 2015, primarily due to the merger-related increase in average loan balances of $198.5 million, or 10.1%, between the two periods, and despite the effect of a decrease in the merger-related discount accretion to $3.2 million for the year ended December 31, 2016, compared to $4.4 million for the year ended December 31, 2015. Interest income on investment securities increased $0.7 million, or 5.4%, to $14.0 million for the year 2016 compared to the year 2015 primarily due to an increase of 11 basis points on the portfolio’s yield and an increase of $8.9 million in the average balance between the comparative periods. There was no income from loan pool participations in the year 2016 compared to $0.8 million of income in the year 2015, as the Company sold its remaining loan pool participations in June 2015, and has completely exited this line of business. Interest expense was $12.7 million for the year ended December 31, 2016, an increase of $2.1 million, or 19.5%, compared to the year of 2015. Interest expense on deposits increased $1.5 million, or 19.7%, to $9.4 million for the year ended December 31, 2016 (including $0.9 million in merger-related amortization of the purchase accounting premium on certificates of deposit), compared to $7.8 million (including $1.1 million in merger-related amortization) for the year ended December 31, 2015. Interest expense related to FHLB borrowings rose $0.4 million , or 25.9%, due to a $18.3 million increase in average balances and a 6 basis point increase in average rate for the year 2016 compared to the year 2015.
The net interest margin for the fourth quarter of 2016, calculated on a fully tax-equivalent basis, was 3.68%, or 29 basis points lower than the net interest margin of 3.97% for the fourth quarter of 2015. A lower yield received on loans, combined with lower discount accretion, resulted in the lower margin. The Company posted a net interest margin of 3.80% for the year 2016, up 9 basis points from the net interest margin of 3.71% for the same period in 2015. An increase in both the volume and of yield received on loans was the primary driver of the increased margin.
“The net interest margin was negatively affected in the fourth quarter by $0.3 million of charged-off interest that had previously been accrued,” said Mr. Funk. “Without this charge, the margin would have been consistent with prior quarters.”
The provision for loan losses for the fourth quarter of 2016 was $4.7 million, an increase of $3.2 million from $1.5 million in the fourth quarter of 2015. The higher provision expense in the fourth quarter of 2016 was primarily due to an increased level of impaired loans. The provision for loan losses for the year 2016 increased $2.9 million to $8.0 million from $5.1 million for the same period in 2015, also primarily due to the increased level of impaired loans and the greater level of loans moving from the purchased accounting portfolio to the Company’s standard methodology .
Noninterest income for the fourth quarter of 2016 decreased to $5.7 million, down $0.9 million, or 13.8%, from $6.6 million in the fourth quarter of 2015. The greatest decrease was in other gain (loss), which decreased $1.1 million to a $0.2 million loss for the fourth quarter of 2016, compared to a $0.9 million gain for the fourth quarter of 2015. Other gain (loss) represents gains and losses on the sale of branch banking offices, other real estate owned, and other assets . The fourth quarter of 2016 included a net loss on the buyout of a small state-sponsored student loan participation of $0.2 million, and a write down of other real estate owned of $0.1 million, while the fourth quarter of 2015 included a $0.7 million net gain on the sale of the bank’s Ottumwa, Iowa branch. These items were previously classified as other service charges and fees, and have now been broken out to provide additional transparency. Other service charges and fees decreased $0.2 million, or 10.9%, from $2.0 million in the fourth quarter of 2015 to $1.8 million for the fourth quarter of 2016. These decreases were partially offset by an increase in loan origination and servicing fees from $0.7 million for the fourth quarter of 2015 to $1.1 million for the fourth quarter of 2016.
For the year ended December 31, 2016, noninterest income rose to $23.4 million, an increase of $2.2 million, or 10.6%, from $21.2 million during the same period of 2015. The greatest increase for the year ended December 31, 2016, was in loan origination and servicing fees which increased $1.0 million, or 36.8%, in the year 2016, from $2.8 million for the same period in 2015. Another significant contributor to the overall increase in noninterest income was service charges and fees on deposit accounts, which increased $0.8 million to $5.2 million for the year 2016, compared with $4.4 million for the same period of 2015. Other gain (loss) increased $0.6 million to a gain of $1.1 million for the year ended December 31, 2016, compared to a gain of $0.5 million for the year ended December 31, 2015. The year 2016 reflected a net gain on other real estate owned of $0.6 million, a net gain on the sale of the Rice Lake and Barron, Wisconsin, and Davenport, Iowa, branch offices of $1.2 million, and the writedown of other real estate owned of $0.6 million. The year 2015 included a net loss on other real estate owned of $0.2 million, and a net gain of $0.7 million on the sale of the Ottumwa, Iowa branch office. Other service charges and fees rose from $5.2 million for the year ended December 31, 2015, to $6.0 million for the year ended December 31, 2016, an increase of $0.7 million, or 14.1%. These increases were partially offset by decreased gains on the sale of available for sale securities of $0.5 million between the years 2015 and 2016. In addition, trust, investment, and insurance fees also decreased to $5.6 million for the year 2016, a decline of $0.4 million, or 7.2%, from $6.0 million for the same period in 2015.
Fourth quarter 2016 noninterest expense was $21.1 million, a decrease of $0.7 million, or 3.2%, from the fourth quarter of 2015. Salaries and employee benefits decreased $0.8 million, or 6.2%, from $12.8 million for the fourth quarter of 2015 to $12.0 million for the fourth quarter of 2016 due to the decrease in the number of employees due to branch sales and merger integration, and the reversal of the accrual for management performance-based bonus awards. Amortization of intangible assets expense declined $0.2 million, or 18.6%, from $1.1 million for the fourth quarter of 2015 to $0.9 million for the fourth quarter of 2016 due to the accelerated depreciation methods being used for intangible assets acquired in the merger with Central Bancshares, Inc. Additionally, net occupancy and equipment expense decreased $0.2 million, or 5.7%, from $3.4 million for the fourth quarter of 2015 to $3.2 million for the fourth quarter of 2016 due to branch sales. These decreases were partially offset by an increase in data processing fees of $0.3 million, or 52.0%, and an an increase in other operating expense for the fourth quarter of 2016 of $0.2 million, or 8.4%, compared with the fourth quarter of 2015. Merger-related expenses in the fourth quarter of 2016 were $0.4 million ($0.3 million after tax) relating to the merger of the banks, compared to $0.1 million ($0.1 million after tax) in the fourth quarter of 2015 relating to the holding company merger. The majority of the fourth quarter 2016 merger expenses were comprised of salary and benefit expenses relating to the final settlement of employee terminations related to the bank merger.
“We have continued to lower our expenses and are in a position to exceed the goals we set in our 2015 merger with Central Bancshares, Inc.,” stated Mr. Funk. “We expect to continue to progress on noninterest expense reduction in 2017 through further integration.”
Noninterest expense increased to $87.8 million for the year ended December 31, 2016 compared with $73.2 million for the year ended December 31, 2015, an increase of $14.6 million, or 20.0%. All categories of noninterest expense increased for the year ended December 31, 2016, with the exception of professional fees, which decreased $0.7 million, or 14.5%, due to lower merger-related expenses for professional fees of $0.3 million for the year of 2016 compared with $1.9 million for the same period last year. Salaries and employee benefits increased $7.7 million, or 18.5%, from $41.9 million for the year ended December 31, 2015, to $49.6 million for the year ended December 31, 2016. This increase includes $2.1 million of merger-related expenses for the year ended December 31, 2016, compared to $0.6 million for the same period in 2015. Net occupancy and equipment expense rose from $10.0 million for the year of 2015 to $13.1 million for the same period of 2016, an increase of $3.1 million, or 31.0%. The increase in data processing expense for the year ended December 31, 2016, of $2.3 million, or 85.8%, was attributable primarily to contract termination expenses of $1.9 million in connection with the merger of the banks.
Income tax expense was $0.5 million for the fourth quarter of 2016 compared to $1.4 million for the same period in 2015, and was $6.9 million for the year ended December 31, 2016, compared to $7.8 million for the same period in 2015. This expense variation was primarily due to the partial recognition of rehabilitation and historic tax credits on the Company’s headquarters building in the net amount of $1.3 million in 2015 and $0.4 million in 2016, as well as a change in the level of taxable income between the comparable periods.
Balance Sheet and Asset Quality
Total assets increased to $3.08 billion at December 31, 2016, from $2.98 billion at December 31, 2015, mainly attributable to an increase in investment securities, which increased $100.2 million, or 18.4%, and total loans, which increased $13.2 million, or 0.6%, despite the loss of approximately $49.4 million of loans related to the sale of our Rice Lake and Barron, Wisconsin, and Davenport, Iowa, branch offices during 2016. These increases were partially offset by decreases in other real estate owned of $6.7 million, or 76.3%, intangible assets of $4.0 million, or 20.7%, and cash and cash equivalents of $3.9 million, or 8.2%, between December 31, 2016 and December 31, 2015. Total deposits at December 31, 2016, were $2.48 billion, an increase of $16.9 million, or 0.7%, from December 31, 2015, despite the loss of approximately $39.1 million of deposits from the sale of our Rice Lake and Barron, Wisconsin, and Davenport, Iowa, branch offices in 2016. The mix of deposits saw increases between December 31, 2015 and December 31, 2016 of $71.9 million, or 6.8%, in interest-bearing checking deposits, $8.2 million, or 4.3%, in savings deposits, and $1.8 million, or 0.27%, in certificates of deposit. These increases were partially offset by a decrease in non-interest bearing demand deposits of $65.0 million, or 11.6% between December 31, 2015 and December 31, 2016. Federal funds purchased increased $34.2 million, from $1.5 million at December 31, 2015, to $35.7 million at December 31, 2016, while FHLB borrowings increased $28.0 million, or 32.2%, between December 31, 2015, and December 31, 2016, to $115.0 million at December 31, 2016. The increased borrowings were executed to fund the purchase of investment securities and origination of new loans. The Company initiated new long-term borrowings from an unaffiliated bank of $25.0 million during the second quarter of 2015 in connection with the closing of the holding company merger. At December 31, 2016, this note had an outstanding balance of $17.5 million, a decrease of $5.0 million, or 22.2%, from December 31, 2015, due to normal scheduled repayments. Securities sold under agreement to repurchase rose $14.7 million between December 31, 2015 and December 31, 2016.

“It is important to note that, absent the branch sales in 2016, we showed even higher loan and deposit growth during the year,” continued Mr. Funk. “Looking forward, we ended 2016 with a solid loan pipeline and expect much of that pipeline to close in the first quarter of 2017. Business conditions are strong in the Twin Cities, Southwest Florida, and Iowa City areas.”
Total loans (excluding loans held for sale) increased $13.2 million, or 0.6%, from $2.15 billion at December 31, 2015, to $2.17 billion at December 31, 2016. The increase was primarily concentrated in commercial real estate-other, multifamily, construction and development, and farmland loans. This increase was partially offset by decreases in residential real estate, agricultural, and commercial and industrial loans. As of December 31, 2016, the largest category of loans was commercial real estate loans, comprising approximately 49% of the portfolio, of which 6% of total loans were multifamily residential mortgages, 6% of total loans were construction and development, and 4% of total loans were farmland. Residential real estate loans was the next largest category at 23% of total loans, followed by commercial and industrial loans at 21%, agricultural loans at 5%, and consumer loans at 2%. The Company also held $22.8 million net of a discount of $3.4 million, or 1.1% of the total loan portfolio, in purchased credit impaired loans as a result of the holding company merger.
Nonperforming loans increased from $11.5 million, or 0.54% of total loans, at December 31, 2015, to $28.5 million, or 1.31% of total loans, at December 31, 2016. At December 31, 2016, nonperforming loans consisted of $20.7 million in nonaccrual loans, $7.3 million in troubled debt restructures (“TDRs”) and $0.5 million in loans past due 90 days or more and still accruing interest. This compares to nonaccrual loans of $4.0 million, TDRs of $7.2 million, and loans past due 90 days or more and still accruing interest of $0.3 million at December 31, 2015. Nonaccrual loans increased $16.7 million between December 31, 2015, and December 31, 2016, due primarily to the addition of two commercial loan customers with loans totaling $12.3 million, three commercial real estate customers with loans totaling $1.6 million, and one agricultural loan customer with loans totaling $2.6 million. The Company is actively working to resolve the issues associated with these loans. The increase in nonaccrual loans is one of the primary reasons for the increase in the provision for loan losses in the fourth quarter of 2016. The balance of TDRs increased $0.1 million between these two dates, as the addition of four loans totaling $0.5 million were partially offset by payments collected from TDR-status borrowers and the charge-off of two TDRs totaling $0.2 million. Loans 90 days past due and still accruing interest increased $0.2 million between December 31, 2015 and December 31, 2016. Loans past due 30 to 89 days and still accruing interest (not included in the nonperforming loan totals) increased to $10.7 million at December 31, 2016, compared with $8.5 million at December 31, 2015. At December 31, 2016, other real estate owned (not included in nonperforming loans) was $2.1 million, down from $8.8 million of other real estate owned at December 31, 2015. During the year 2016, the Company had a net decrease of 43 properties in other real estate owned. As of December 31, 2016, the allowance for loan losses was $21.9 million, or 1.01% of total loans, compared with $19.4 million, or 0.90% of total loans at December 31, 2015. The allowance for loan losses represented 76.76% of nonperforming loans at December 31, 2016, compared with 168.52% of nonperforming loans at December 31, 2015. The Company had net loan charge-offs of $5.6 million in the year ended December 31, 2016, or an annualized 0.26% of average loans outstanding, compared to net charge-offs of $2.1 million, or an annualized 0.11% of average loans outstanding, for the same period of 2015.
“We took the steps necessary to address the credit deterioration of the five loans with an increased loan loss reserve in the fourth quarter,” said Mr. Funk. “We will continue to maintain a reserve that adequately supports our loan portfolio.”
Non-acquired loans with a balance of $1.68 billion had $21.2 million of the allowance for loan losses allocated to them, providing an allocated allowance for loan loss to non-acquired loan ratio of 1.27%. Non-acquired loans are total loans minus those loans acquired in the Central Bancshares merger. New loans and renewed loans made after the merger are considered non-acquired loans.

	Gross Loans (A)	Discount (B)	Loans, Net of Discount (A-B)	Allowance (C)	Allowance/Gross Loans (C/A)	Allowance + Discount/Gross Loans ((B+C)/A)
Total Non-Acquired Loans	$1,677,935	$—	$1,677,935	$21,230	1.27%	1.27%
Total Acquired Loans	500,423	13,215	487,208	620	0.12	2.76
Total Loans	$2,178,358	$13,215	$2,165,143	$21,850	1.01%	1.61%
Investment securities totaled $645.9 million at December 31, 2016, or 21.0% of total assets, an increase of $100.2 million, or 18.4%, from $545.7 million, or 18.3% of total assets, as of December 31, 2015. A total of $477.5 million of the investment securities were classified as available for sale at December 31, 2016, compared to $427.2 million at December 31, 2015. As of December 31, 2016, the portfolio consisted mainly of obligations of states and political subdivisions (42.3%), mortgage-backed securities and collateralized mortgage obligations (40.4%), corporate debt securities (16.2%), and obligations of U.S. government agencies (0.9%). Investment securities held to maturity were $168.4 million at December 31, 2016, compared to $118.4 million at December 31, 2015.

Capital Adequacy
Total shareholders’ equity was $305.5 million as of December 31, 2016, compared to $296.2 million as of December 31, 2015, an increase of $9.3 million, or 3.1%. This increase was primarily attributable to net income of $20.4 million for the year of 2016, and a $0.6 million decrease in treasury stock due to the issuance of 17,567 shares of Company common stock in connection with stock compensation plans. These increases were partially offset by the payment of $7.3 million in common stock dividends, and a $4.5 million decrease in accumulated other comprehensive income due to market value adjustments on investment securities available for sale. No shares of Company common stock were repurchased in the fourth quarter of 2016. The total shareholders’ equity to total assets ratio was 9.92% at December 31, 2016, down from 9.94% at December 31, 2015. The tangible equity to tangible assets ratio was 7.62% at December 31, 2016, compared with 7.51% at December 31, 2015. Tangible book value per share was $20.00 at December 31, 2016, an increase from $19.10 per share at December 31, 2015.
Quarterly Cash Dividend Declared
On January 25, 2017, the Company’s board of directors declared a quarterly cash dividend of $0.165 per common share, a 3% increase from the dividend paid for the last four quarters. The dividend is payable March 15, 2017, to shareholders of record at the close of business on March 1, 2017. At this quarterly rate, the indicated annual cash dividend is equal to $0.66 per common share.
“The increase in our quarterly dividend is evidence of the board’s confidence in our strong future performance expectations,” concluded Mr. Funk. “We are optimistic about our prospects for 2017 and beyond.”
Conference Call Details
MidWestOne will host a conference call for investors at 11:00 a.m., CDT, on Friday, January 27, 2017. To participate, please dial 866-233-3483 at least fifteen minutes before the call start time. If you are unable to participate on the call, a replay will be available until April 27, 2017 by calling 877-344-7529 and using the replay access code of 10096760. A transcript of the call will also be available on the company’s web site (www.midwestone.com) within three business days of the event.
About MidWestOne Financial Group, Inc.
MidWestOne Financial Group, Inc. is a financial holding company headquartered in Iowa City, Iowa. MidWestOne Financial is the parent company of MidWestOne Bank, which operates banking offices in Iowa, Minnesota, Wisconsin, and Florida. MidWestOne provides electronic delivery of financial services through its website, MidWestOne.com. MidWestOne Financial trades on the NASDAQ Global Select Market under the symbol MOFG.
Cautionary Note Regarding Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of such term in the Private Securities Litigation Reform Act of 1995. We and our representatives may, from time to time, make written or oral statements that are “forward-looking” and provide information other than historical information. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statement. These factors include, among other things, the factors listed below. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “should,” “could,” “would,” “plans,” “goals,” “intend,” “project,” “estimate,” “forecast,” “may” or similar expressions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, these statements. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, we undertake no obligation to update any statement in light of new information or future events, except as required under federal securities law.
Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors that could have an impact on our ability to achieve operating results, growth plan goals and future prospects include, but are not limited to, the following: (1) credit quality deterioration or pronounced and sustained reduction in real estate market values causing an increase in the allowance for credit losses and a reduction in net earnings; (2) the risks of mergers, including, without limitation, the related time and costs of implementing such transactions, integrating operations as part of these transactions and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions; (3) our management’s ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income; (4) changes in the economic environment, competition, or other factors that may affect our ability to acquire loans or influence the anticipated growth rate of loans and deposits and the quality of the loan portfolio and loan and deposit pricing; (5) fluctuations in the value of our investment securities; (6) governmental monetary and fiscal policies; (7) legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators (particularly with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the extensive regulations promulgated and to be promulgated thereunder, as well as the Basel III Rules) and changes in the scope and cost of Federal Deposit Insurance Corporation insurance and other coverages; (8) the ability to attract and retain key executives and employees experienced in banking and financial services; (9) the sufficiency of the allowance for loan losses to absorb the amount of actual losses inherent in our existing loan portfolio; (10) our ability to adapt successfully to technological changes to compete effectively in the marketplace; (11) credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio; (12) the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere or providing similar services; (13) the failure of assumptions underlying the establishment of allowances for loan losses and estimation of values of collateral and various financial assets and liabilities; (14) volatility of rate-sensitive deposits; (15) operational risks, including data processing system failures or fraud; (16) asset/liability matching risks and liquidity risks; (17) the costs, effects and outcomes of existing or future litigation; (18) changes in general economic or industry conditions, nationally, internationally or in the communities in which we conduct business; (19) changes in accounting policies and practices, as may be adopted by state and federal regulatory agencies and the Financial Accounting Standards Board; (20) cyber-attacks; and (21) other risk factors detailed from time to time in Securities and Exchange Commission filings made by the Company.

Non-GAAP Presentations:
Certain non-GAAP ratios and amounts are provided to evaluate and measure the Company’s operating performance and financial condition, including tangible book value per share, the tangible equity to tangible assets ratio, return on average tangible equity, net interest margin, earnings per share excluding merger-related expenses, and the efficiency ratio. Management believes this data provides investors with pertinent information regarding the Company’s profitability, financial condition and capital adequacy and how management evaluates such metrics internally.  The following tables provide a reconciliation of each non-GAAP measure to the most comparable GAAP equivalent.

	As of	As of	As of	As of	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
(dollars in thousands, except per share data)	2016	2016	2016	2016	2015
Tangible Equity
Total shareholders’ equity	$305,456	$309,584	$305,195	$301,777	$296,178
Plus: Deferred tax liability associated with intangibles	3,068	3,422	3,860	4,500	5,366
Less: Intangible assets, net	(79,825)	(80,749)	(81,719)	(82,734)	(83,689)
Tangible equity	$228,699	$232,257	$227,336	$223,543	$217,855
Tangible Assets
Total assets	$3,079,575	$3,001,974	$3,002,194	$2,964,218	$2,979,975
Plus: Deferred tax liability associated with intangibles	3,068	3,422	3,860	4,500	5,366
Less: Intangible assets, net	(79,825)	(80,749)	(81,719)	(82,734)	(83,689)
Tangible assets	$3,002,818	$2,924,647	$2,924,335	$2,885,984	$2,901,652
Common shares outstanding	11,436,360	11,435,860	11,435,860	11,425,035	11,408,773
Tangible Book Value Per Share	$20.00	$20.31	$19.88	$19.57	$19.10
Tangible Equity/Tangible Assets	7.62%	7.94%	7.77%	7.75%	7.51%

	For the Three Months Ended			For the Year Ended
(dollars in thousands, except per share data)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net Income	$3,870	$6,222	$8,238	$20,391	$25,118
Plus: Intangible amortization, net of tax(1)	600	631	738	2,580	2,126
Adjusted net income	$4,470	$6,853	$8,976	$22,971	$27,244
Average Tangible Equity
Average total shareholders’ equity	$309,210	$307,005	$292,205	$304,670	$255,307
Plus: Average deferred tax liability associated with intangibles	3,238	3,676	3,579	3,909	5,354
Less: Average intangible assets, net of amortization	(80,262)	(81,212)	(82,975)	(81,727)	(69,975)
Average tangible equity	$232,186	$229,469	$212,809	$226,852	$190,686
Return on Average Tangible Equity (annualized)	7.66%	11.88%	16.73%	10.13%	14.29%

Net Interest Margin Tax Equivalent Adjustment
Net interest income	$24,530	$24,581	$26,328	$99,606	$90,052
Plus tax equivalent adjustment:(1)
Loans	408	432	331	1,692	1,293
Securities	769	739	728	3,023	2,898
Tax equivalent net interest income (1)	$25,707	$25,752	$27,387	$104,321	$94,243
Average interest earning assets	$2,779,084	$2,754,120	$2,733,609	$2,747,493	$2,541,681
Net Interest Margin	3.68%	3.72%	3.97%	3.80%	3.71%
(1) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

	For the Three Months Ended			For the Year Ended
(dollars in thousands, except per share data)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Net Income	$3,870	$6,222	$8,238	$20,391	$25,118
Plus: Merger-related expenses	406	182	110	4,568	3,512
Net tax effect of above item(1)	(138)	(51)	(25)	(1,682)	(539)
Net income exclusive of merger-related expenses	$4,138	$6,353	$8,323	$23,277	$28,091
Diluted average number of shares	11,470,531	11,461,108	11,440,298	11,456,324	10,391,323
Return on Average Assets (annualized)	0.51%	0.83%	1.09%	0.68%	0.91%
Return on Average Equity (annualized)	4.98%	8.06%	11.19%	6.69%	9.84%
Earnings Per Common Share-Diluted	$0.34	$0.54	$0.72	$1.78	$2.42
Earnings Per Common Share-Diluted, exclusive of merger-related expenses	$0.36	$0.55	$0.73	$2.03	$2.70

Operating Expense
Total noninterest expense	$21,106	$20,439	$21,809	$87,806	$73,176
Less: Amortization of intangibles	(924)	(970)	(1,135)	(3,970)	(3,271)
Operating expense	$20,182	$19,469	$20,674	$83,836	$69,905
Operating Revenue
Tax equivalent net interest income (2)	$25,707	$25,752	$27,387	$104,321	$94,243
Plus: Noninterest income	5,720	5,714	6,638	23,434	21,193
Less: (Gain) loss on sale or call of available for sale securities	3	—	—	(464)	(1,011)
(Gain) loss on sale of premises and equipment	(9)	37	14	44	29
Other (gain) loss	245	(306)	(923)	(1,133)	(527)
Operating revenue	$31,666	$31,197	$33,116	$126,202	$113,927
Efficiency Ratio	63.73%	62.41%	62.43%	66.43%	61.36%
(1) Computed based on qualifying tax deductible expenses, assuming a federal income tax rate of 35%
(2) Computed on a tax-equivalent basis, assuming a federal income tax rate of 35%

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31, 2016	As of September 30, 2016	As of December 31, 2015
(dollars in thousands, except per share amounts)	(unaudited)	(unaudited)
ASSETS
Cash and due from banks	$41,464	$45,612	$44,199
Interest-bearing deposits in banks	1,764	6,341	2,731
Federal funds sold	—	5	167
Cash and cash equivalents	43,228	51,958	47,097
Investment securities:
Available for sale	477,518	436,239	427,241
Held to maturity (fair value of $164,792 as of December 31, 2016 and $118,234 as of December 31, 2015)	168,392	151,110	118,423
Loans held for sale	4,241	2,742	3,187
Loans	2,165,143	2,141,832	2,151,942
Allowance for loan losses	(21,850)	(21,395)	(19,427)
Net loans	2,143,293	2,120,437	2,132,515
Premises and equipment, net	75,043	75,127	76,202
Accrued interest receivable	13,871	13,139	13,736
Goodwill	64,654	64,654	64,548
Other intangible assets, net	15,171	16,095	19,141
Bank-owned life insurance	47,231	46,905	46,295
Other real estate owned	2,097	3,452	8,834
Deferred income taxes	3,632	1,231	947
Other assets	21,204	18,885	21,809
Total assets	$3,079,575	$3,001,974	$2,979,975
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Non-interest-bearing demand	$494,586	$493,820	$559,586
Interest-bearing checking	1,136,282	1,114,536	1,064,350
Savings	197,698	196,426	189,489
Certificates of deposit under $100,000	326,832	332,194	348,268
Certificates of deposit $100,000 and over	325,050	308,956	301,828
Total deposits	2,480,448	2,445,932	2,463,521
Federal funds purchased	35,684	19,309	1,500
Securities sold under agreements to repurchase	82,187	63,469	67,463
Federal Home Loan Bank borrowings	115,000	100,000	87,000
Junior subordinated notes issued to capital trusts	23,692	23,667	23,587
Long-term debt	17,500	18,750	22,500
Deferred compensation liability	5,180	5,209	5,132
Accrued interest payable	1,472	1,552	1,507
Other liabilities	12,956	14,502	11,587
Total liabilities	2,774,119	2,692,390	2,683,797
Shareholders' equity:
Preferred stock, no par value; authorized 500,000 shares; no shares issued and outstanding at December 31, 2016 and December 31, 2015	$—	$—	$—
Common stock, $1.00 par value; authorized 15,000,000 shares at December 31, 2016 and December 31, 2015; issued 11,713,481 shares at December 31, 2016 and at December 31, 2015; outstanding 11,436,360 shares at December 31, 2016 and 11,408,773 shares at December 31, 2015	11,713	11,713	11,713
Additional paid-in capital	163,667	163,492	163,487
Treasury stock at cost, 277,121 shares as of December 31, 2016 and 304,708 shares at December 31, 2015	(5,766)	(5,776)	(6,331)
Retained earnings	136,975	134,935	123,901
Accumulated other comprehensive income	(1,133)	5,220	3,408
Total shareholders' equity	305,456	309,584	296,178
Total liabilities and shareholders' equity	$3,079,575	$3,001,974	$2,979,975

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended			Years Ended
(unaudited) (dollars in thousands)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest income:
Interest and fees on loans	$24,068	$24,343	$25,585	$98,162	$86,544
Interest and discount on loan pool participations	—	—	—	—	798
Interest on bank deposits	20	63	41	161	70
Interest on federal funds sold	1	3	1	5	1
Interest on investment securities:
Taxable securities	2,373	2,088	2,013	8,297	7,734
Tax-exempt securities	1,452	1,394	1,404	5,703	5,553
Total interest income	27,914	27,891	29,044	112,328	100,700
Interest expense:
Interest on deposits:
Interest-bearing checking	805	810	724	3,151	2,627
Savings	51	50	232	267	360
Certificates of deposit under $100,000	840	801	687	2,929	2,445
Certificates of deposit $100,000 and over	861	813	323	3,032	2,406
Total interest expense on deposits	2,557	2,474	1,966	9,379	7,838
Interest on federal funds purchased	17	5	1	47	34
Interest on securities sold under agreements to repurchase	37	36	52	158	176
Interest on Federal Home Loan Bank borrowings	440	469	365	1,827	1,451
Interest on other borrowings	3	4	6	19	22
Interest on junior subordinated notes issued to capital trusts	217	215	193	825	592
Interest on subordinated notes	—	—	—	—	162
Interest on long-term debt	113	107	133	467	373
Total interest expense	3,384	3,310	2,716	12,722	10,648
Net interest income	24,530	24,581	26,328	99,606	90,052
Provision for loan losses	4,742	1,005	1,490	7,983	5,132
Net interest income after provision for loan losses	19,788	23,576	24,838	91,623	84,920
Noninterest income:
Trust, investment, and insurance fees	1,330	1,306	1,363	5,574	6,005
Service charges and fees on deposit accounts	1,332	1,346	1,303	5,219	4,401
Loan origination and servicing fees	1,135	1,162	660	3,771	2,756
Other service charges and fees	1,836	1,307	2,060	5,951	5,215
Bank-owned life insurance income	326	324	343	1,366	1,307
Gain (loss) on sale or call of available for sale securities	(3)	—	—	464	1,011
Loss on sale of premises and equipment	9	(37)	(14)	(44)	(29)
Other gain (loss)	(245)	306	923	1,133	527
Total noninterest income	5,720	5,714	6,638	23,434	21,193
Noninterest expense:
Salaries and employee benefits	12,014	11,641	12,811	49,621	41,865
Net occupancy and equipment expense	3,196	3,293	3,390	13,066	9,975
Professional fees	1,035	1,014	1,061	4,216	4,929
Data processing expense	959	599	631	4,940	2,659
FDIC insurance expense	332	412	339	1,563	1,397
Amortization of intangible assets	924	970	1,135	3,970	3,271
Other operating expense	2,646	2,510	2,442	10,430	9,080
Total noninterest expense	21,106	20,439	21,809	87,806	73,176
Income before income tax expense	4,402	8,851	9,667	27,251	32,937
Income tax expense	532	2,629	1,429	6,860	7,819
Net income	$3,870	$6,222	$8,238	$20,391	$25,118

MIDWESTONE FINANCIAL GROUP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION

	As of and for the Year Ended December 31, 2016	As of and for the Nine Months Ended September 30, 2016	As of and for the Six Months Ended June 30, 2016	As of and for the Three Months Ended March 31, 2016	As of and for the Year Ended December 31, 2015
(unaudited, dollars in thousands, except per share amounts)
Per Share Data:
Book value per share	$26.71	$27.07	$26.69	$26.41	$25.96
Tangible book value per share, net of associated deferred tax liability on intangibles	20.00	20.31	19.88	19.57	19.10
Financial Ratios:
Tangible equity/tangible assets (both net of associated deferred tax liability on intangibles)	7.62%	7.94%	7.77%	7.75%	7.51%
Total shareholders’ equity/total assets	9.92	10.31	10.17	10.18	9.94
Total loans/total deposits	87.29	87.57	88.01	89.41	87.35
Asset Quality:
Gross loans	$2,165,143	$2,141,832	$2,168,126	$2,172,391	$2,151,942
Allowance for loan losses	21,850	21,395	21,197	20,245	19,427
Net charge-offs	5,560	1,273	466	247	2,068
Loans past due 30 - 89 days	10,740	11,558	16,805	9,150	8,491
Other real estate owned	2,097	3,452	4,143	6,169	8,834
Non-performing loans
Non-accrual loans	$20,668	$15,377	$14,950	$16,486	$4,012
Restructured loans	7,312	7,358	7,181	7,317	7,232
Loans 90+ days past due and still accruing interest	485	942	1,302	527	284
Total non-performing loans	$28,465	$23,677	$23,433	$24,330	$11,528

Net loan charge-offs/average loans - annualized	0.26%	0.08%	0.04%	0.05%	0.11%
Nonperforming loans/total loans	1.31	1.11	1.08	1.12	0.54
Nonperforming loans + other real estate/total assets	0.99	0.90	0.92	1.03	0.68
Allowance for loan losses/total loans	1.01	1.00	0.98	0.93	0.90
Allowance for loan losses/nonperforming loans	76.76	90.36	90.46	83.21	168.52

	As of and for the Three Months Ended			As of and for the Year Ended
(unaudited, dollars in thousands, except per share amounts)	December 31, 2016	September 30, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Per Share Data:
Ending number of shares outstanding	11,436,360	11,435,860	11,408,773	11,436,360	11,408,773
Average number of shares outstanding	11,436,115	11,435,860	11,407,460	11,430,087	10,362,929
Diluted average number of shares	11,470,531	11,461,108	11,440,298	11,456,324	10,391,323
Earnings per common share - basic	$0.34	$0.54	$0.72	$1.78	$2.42
Earnings per common share - diluted	0.34	0.54	0.72	1.78	2.42
Dividends paid per common share	0.16	0.16	0.15	0.64	0.60
Performance Ratios:
Return on average assets - annualized	0.51%	0.83%	1.09%	0.68%	0.91%
Return on average shareholders’ equity - annualized	4.98	8.06	11.19	6.69	9.84
Return on average tangible equity - annualized	7.66	12.07	17.02	10.13	14.29
Net interest margin	3.68	3.72	3.97	3.80	3.71
Efficiency ratio*	63.73	62.41	62.43	66.43	61.36
Average Balances:
Total loans	$2,151,358	$2,150,195	$2,136,824	$2,161,376	$1,962,846
Total loan pool participations	—	—	—	—	10,032
Interest-earning assets	2,779,084	2,754,119	2,733,609	2,747,493	2,541,681
Total assets	3,023,070	2,995,521	2,999,185	2,993,875	2,773,095
Interest-bearing deposits	1,970,914	1,946,085	1,925,081	1,932,980	1,787,691
Interest-bearing liabilities	2,190,089	2,165,042	2,130,055	2,158,288	1,984,406
Total equity	309,210	307,005	292,205	304,670	255,307

* Noninterest expense minus amortization of intangibles, divided by the sum of tax-equivalent net interest income plus noninterest income minus gain/loss or impairment on securities, premises and equipment, and other gain/loss. A lower efficiency ratio is more desirable.